Filed Pursuant to Rule 424(b)(3)

File No. 333-180679

PROSPECTUS

LG&E AND KU ENERGY LLC

Offer to Exchange

$250,000,000 aggregate principal amount of its 4.375% Senior Notes due 2021,

which have been registered under the Securities Act of 1933, as amended,

for any and all of its outstanding 4.375% Senior Notes due 2021

We are conducting the Offer to Exchange described above, or Exchange Offer, in order to provide you with an opportunity to exchange your unregistered outstanding notes referred to above, or Outstanding Notes, for substantially identical notes that have been registered under the Securities Act, which we refer to as Exchange Notes.

The Exchange Offer

•             We will exchange all Outstanding Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes that are registered under the Securities Act.

•             You may withdraw tenders of Outstanding Notes at any time prior to the expiration of the Exchange Offer.

•             The Exchange Offer expires at 5:00 p.m., New York City time, on June 15, 2012, unless extended.  We do not currently intend to extend the Expiration Date.

•             The exchange of Outstanding Notes for Exchange Notes in the Exchange Offer will not be a taxable event for U.S. federal income tax purposes.

•             The terms of the Exchange Notes to be issued in the Exchange Offer are substantially identical to the terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act, and do not have any transfer restrictions, registration rights or liquidated damages provisions.

Results of the Exchange Offer

•             Except as prohibited by applicable law, the Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.  There is no existing market for the Exchange Notes to be issued, and we do not plan to list the Exchange Notes on a national securities exchange or market.

•             We will not receive any proceeds from the Exchange Offer.

All untendered Outstanding Notes will remain outstanding and continue to be subject to the restrictions on transfer set forth in the Outstanding Notes and in the indenture governing the Outstanding Notes.  In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  Other than in connection with the Exchange Offer, we do not currently anticipate that we will register the Outstanding Notes under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes.  The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the broker-dealer acquired such Outstanding Notes as a result of market-making or other trading activities.  We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.  See “Plan of Distribution.”

See “Risk Factors” beginning on page 12 for a discussion of certain risks that you should consider before participating in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes to be distributed in the Exchange Offer or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2012.

In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus.  We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the Exchange Notes in any jurisdiction where the offer thereof is not permitted.  The information contained in this prospectus speaks only as of the date of this prospectus.

References to the “Company,” “we,” “us” and “our” in this prospectus are references to LG&E and KU Energy LLC specifically or, if the context requires, to LG&E and KU Energy LLC and its subsidiaries, collectively.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, or Securities Act, with respect to the Exchange Notes.  This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document are not complete.  For further information with respect to us and the Exchange Notes, reference is made to the registration statement.

In addition, the Company files reports under the Securities Exchange Act of 1934, as amended, or Exchange Act, with the SEC. These SEC filings are available to the public on the Internet at the SEC website at http://www.sec.gov.  You may also read and copy (at prescribed rates) any of these SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington. D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

If at the time of the request the Company is not a reporting company under Section 13 or Section 15(d) of the Exchange Act, the Company will also furnish upon the request of any holder of the Outstanding Notes or the Exchange Notes, to such holder and a prospective purchaser designated by such holder, the information required to be delivered under Rule 144A(d)(4) under the Securities Act.

Incorporation by Reference

We disclose important information to you by referring you to documents that we have filed with the SEC which are “incorporated by reference” in this prospectus. The information incorporated by reference is an important part of this prospectus. Information that we file in the future with the SEC will automatically update and supersede the information included in this prospectus and will also automatically update and supersede any information previously incorporated by reference. We incorporate by reference the documents listed below, which have been previously filed with the SEC, and any future filing we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed furnished and not filed pursuant to Item 2.02 or Item 7.01 of Form 8-K) until this Exchange Offer is terminated:

•                  our Annual Report on Form 10-K for the year ended December 31, 2011, and

•                  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

You can request a copy of these filings, without charge, by writing or contacting us at the following address: LG&E and KU Energy LLC, 220 West Main Street, Louisville, Kentucky 40202, Attention: Corporate Secretary; telephone number (502) 627-2000. These filings are also available on our parent company’s website at http://www.pplweb.com under “Investors — Research Tools — SEC Documents — LG&E and KU Energy LLC.” Other than these filings, the information available on PPL Corporation’s website is not a part of, or incorporated by reference in, this prospectus.

To ensure timely delivery of any documents incorporated by reference herein, you must make your request to us not later than June 8, 2012, which is five business days before the expiration of the Exchange Offer.

SUMMARY

This summary highlights certain information concerning the Company, the Exchange Offer and the Exchange Notes that may be contained elsewhere in this prospectus.  This summary is not complete and does not contain all the information that may be important to you.  You should read this prospectus in its entirety before making an investment decision.

LG&E and KU Energy LLC

LG&E and KU Energy LLC is a wholly-owned subsidiary of PPL Corporation. Formed in 2003, we are a holding company and our utility operations are conducted through our subsidiaries, Kentucky Utilities Company, or KU, and Louisville Gas and Electric Company, or LG&E, which constitute substantially all of our assets. LG&E and KU are regulated public utilities engaged in the generation, transmission, distribution and sale of electric energy. LG&E also engages in the distribution and sale of natural gas. LG&E and KU maintain their separate identities and serve customers in Kentucky under their respective names. KU also serves customers in Virginia under the Old Dominion Power name, and it serves customers in Tennessee under the Kentucky Utilities name.

As of December 31, 2011, LG&E provided electric service to approximately 394,000 customers in Louisville and adjacent areas in Kentucky, and also provided natural gas service to approximately 319,000 customers in Kentucky.  As of December 31, 2011, KU provided electric service to approximately 541,000 customers in Kentucky and Virginia. KU also sells wholesale electric energy to 12 municipalities in Kentucky.

Our principal executive offices are located at 220 West Main Street, Louisville, Kentucky 40202 (Telephone number (502) 627-2000).

The foregoing information about us is only a general summary and is not intended to be comprehensive. For additional information, you should refer to the information described under the heading “Where You Can Find More Information.”

PPL Acquisition

On November 1, 2010, we became a wholly owned subsidiary of PPL Corporation when PPL acquired all of our outstanding limited liability company interests from E.ON US Investments Corp. Following the acquisition, the businesses of our two operating subsidiaries, LG&E and KU, have not changed and they are continuing as our subsidiaries.

An abridged structure of the PPL group of companies, including us, is shown below:

PPL, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is an energy and utility holding company. Through its subsidiaries, PPL Corporation owns or controls about 19,000 megawatts, or MW, of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom.

Neither PPL nor any of its other subsidiaries, nor any of our subsidiaries (including LG&E and KU), will be obligated to make payments on, or provide any credit support for, the Notes.

The Exchange Offer

In September 2011, we issued the Outstanding Notes in a transaction not subject to the registration requirements of the Securities Act.  The term “Exchange Notes” refers to the 4.375% Senior Notes due 2021, as registered under the Securities Act.  The term “Notes” collectively refers to the Outstanding Notes and the Exchange Notes.

General

In connection with the issuance of the Outstanding Notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the Exchange Offer within 345 days after the date of original issuance of the Outstanding Notes. You are entitled to exchange in the Exchange Offer your Outstanding Notes for the Exchange Notes, which are identical in all material respects to the Outstanding Notes except:

•                  the Exchange Notes have been registered under the Securities Act and, therefore, will not be subject to the restrictions on transfer applicable to the Outstanding Notes (except as described in “The Exchange Offer Resale of Exchange Notes” and “Description of the Exchange Notes—Form; Transfers; Exchanges”);

•                  the Exchange Notes are not entitled to any registration rights which are applicable to the Outstanding Notes under the registration rights agreement, including any rights to liquidated damages for failure to comply with the registration rights agreement; and

•                  the Exchange Notes will bear different CUSIP numbers.

The Exchange Offer

We are offering to exchange $250,000,000 aggregate principal amount of 4.375% Senior Notes due 2021 that have been registered under the Securities Act for any and all of our existing 4.375% Senior Notes due 2021

You may only exchange Outstanding Notes in minimum denominations of $2,000 and in multiples of $1,000 in excess thereof. Any untendered Outstanding Notes must also be in a minimum denomination of $2,000.

Resale

Based on an interpretation by the staff of the Securities and Exchange Commission, or SEC, set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Outstanding Notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•                  you are acquiring the Exchange Notes in the ordinary course of your business; and

•                  you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Any holder of Outstanding Notes who:

• is our affiliate;

• does not acquire Exchange Notes in the ordinary course of its business; or

• tenders its Outstanding Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

If you are a broker-dealer and receive Exchange Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the Exchange Notes and that you are not our affiliate and did not purchase your Outstanding Notes from us or any of our affiliates. See “Plan of Distribution.”

Our belief that the Exchange Notes may be offered for resale without compliance with the registration or prospectus delivery provisions of the Securities Act is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We have not sought a no-action letter in connection with the Exchange Offer, and we cannot guarantee that the SEC would make a similar decision about our Exchange Offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any Exchange Note issued to you in the Exchange Offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on June 15, 2012, unless extended by us. We do not currently intend to extend the Expiration Date.

Withdrawal

You may withdraw the tender of your Outstanding Notes at any time prior to the expiration of the Exchange Offer. We will return to you any of your Outstanding Notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the Exchange Offer.

Conditions to the Exchange Offer

The Exchange Offer is subject to customary conditions. We reserve the right to waive any defects, irregularities or conditions to exchange as to particular Outstanding Notes. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the Exchange Offer, you must either:

• complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and the letter of transmittal, and mail or deliver such letter of transmittal or facsimile thereof, together with the Outstanding Notes to be exchanged for Exchange Notes, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

•                  if you hold Outstanding Notes through The Depository Trust Company, or DTC, comply with DTC’s Automated Tender Offer Program procedures described in this prospectus, by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• any Exchange Notes received by you will be acquired in the ordinary course of your business;

• you have no arrangements or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act;

• you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes;

•                  you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Company or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•                  if you are a broker-dealer, you will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such Exchange Notes.

Special Procedures for Beneficial Owners

If you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those Outstanding Notes in the Exchange Offer, you should contact the registered holder promptly and instruct the registered holder to tender those Outstanding Notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery Procedures

If you wish to tender your Outstanding Notes and your Outstanding Notes are not immediately available, or you cannot deliver your Outstanding Notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the Expiration Date, you must tender your Outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms of, the Exchange Offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, we will not be required to pay liquidated damages on the Outstanding Notes under the circumstances described in the registration rights agreement. If you do not tender your Outstanding Notes in the Exchange Offer, you will continue to be entitled to all the rights and limitations applicable to the Outstanding Notes as set forth in the Indenture (as defined below), except we will not have any further obligation to you to provide for the exchange and registration of untendered Outstanding Notes under the registration rights agreement. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for Outstanding Notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange

All untendered Outstanding Notes will remain outstanding and continue to be subject to the restrictions on transfer set forth in the Outstanding Notes and in the Indenture. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the Exchange Offer, we do not currently anticipate that we will register the Outstanding Notes under the Securities Act.

United States Federal Income Tax Consequences	The exchange of Outstanding Notes in the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer. See “Use of Proceeds.”

Exchange Agent

The Bank of New York Mellon is the exchange agent for the Exchange Offer. Any questions and requests for assistance with respect to accepting or withdrawing from the Exchange Offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery should be directed to the exchange agent.

The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the Exchange Notes.  Certain of the terms and conditions described below are subject to important limitations and exceptions.  The “Description of the Exchange Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the Outstanding Notes and Exchange Notes.  The Exchange Notes will have terms identical in all material respects to the Outstanding Notes, except that the Exchange Notes will not contain certain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the registration rights agreement.

Issuer	LG&E and KU Energy LLC, a Kentucky limited liability company.

Securities Offered	$250,000,000 of Exchange Notes

Maturity Date	The Exchange Notes will mature on October 1, 2021.

Interest Rate and Payment Dates	The Exchange Notes will bear interest at the rate of 4.375% per annum, payable semi-annually in arrears on each April 1 and October 1, commencing October 1, 2012.

Interest will accrue on the Exchange Notes from April 1, 2012, the most recent interest payment date to which interest has been paid on the Outstanding Notes surrendered in the Exchange Offer.

No interest will be paid on either the Exchange Notes or the Outstanding Notes at the time of the exchange. The holders of Outstanding Notes that are accepted for exchange will not receive accrued but unpaid interest on such Outstanding Notes at the time of the exchange. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Outstanding Notes on the first interest payment date after the Expiration Date of the Exchange Offer.

Optional Redemption

We may redeem the Exchange Notes at our option, in whole at any time or in part from time to time, on not less than 30 nor more than 60 days’ notice, at the redemption prices described under “Description of the Exchange Notes—Redemption.”

Ranking	The Exchange Notes will be our senior unsecured indebtedness and will rank equally in right of payment with our other existing and future senior unsecured indebtedness.

We are a holding company and conduct substantially all of our business operations through our subsidiaries. As a holding company, we have no material assets other than our ownership of the common stock of our subsidiaries. The Exchange Notes will be effectively subordinated to existing and future liabilities and obligations of our subsidiaries. At March 31, 2012, we had $1.125 billion of outstanding senior unsecured indebtedness, and our subsidiaries had $2.96 billion of outstanding indebtedness.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the Exchange Notes, see “Description of the Exchange Notes—Events of Default.”

Further Issuances

We may, without the consent of the holders of the Exchange Notes, increase the principal amount of the series of which the Exchange Notes are a part and issue additional notes of such series having the same ranking, interest rate, maturity and other terms (other than the date of issuance and, in some circumstances, the initial interest accrual date and initial interest payment date) as the Exchange Notes. Any such additional notes would, together with the existing Exchange Notes, constitute a single series of securities under the Indenture (as defined in “Description of the Exchange Notes—General”) and may be treated as a single class for all purposes under the Indenture, including, without limitation, voting, waivers and amendments.

Company Obligations

Our obligations to pay the principal of, premium, if any, and interest on the Exchange Notes are solely obligations of the Company and neither our parent company nor any of their or our subsidiaries or affiliates will guarantee or provide any credit support for our obligations on the Exchange Notes.

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Form of Notes

The Exchange Notes will be issued in fully registered book-entry form and will be represented by one or more global certificates, which will be deposited with or on behalf of DTC and registered in the name of DTC’s nominee. Beneficial interests in global certificates will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global certificate may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of the Exchange Notes—Book-Entry Only Issuance—The Depository Trust Company.”

Trustee	The Bank of New York Mellon

Absence of Established Market for the Exchange Notes

We do not plan to have the Exchange Notes listed on any securities exchange or included in any automated quotation system. There is no existing trading market for the Exchange Notes. If no active trading market develops, you may not be able to resell your Exchange Notes at their fair market value or at all. Future trading prices of the Exchange Notes will depend on many factors including, among other things, prevailing interest rates, our consolidated operating results and the market for similar securities. No assurance can be given as to the liquidity of or trading market for the Exchange Notes.

Risk Factors

You should refer to the section entitled “Risk Factors” beginning on page 12 and the risk factors incorporated herein by reference for a discussion of material risks you should carefully consider before deciding to exchange your Outstanding Notes.

RISK FACTORS

An investment in the Notes, including a decision to tender your Outstanding Notes in the Exchange Offer, involves a number of risks.  Risks described below and the risk factors incorporated herein by reference to our Form 10-K for the year ended December 31, 2011 should be carefully considered together with the other information included and incorporated by reference in this prospectus.  Any of the events or circumstances described as risks below could result in a significant or material adverse effect on our business, results of operations, cash flows or financial condition, and a corresponding decline in the market price of, or our ability to repay, the Notes.  The risks and uncertainties described below may not be the only risks and uncertainties that we face.  Additional risks and uncertainties not currently known may also result in a significant or material adverse effect on our business, results of operations, cash flow or financial condition.

Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your Outstanding Notes.

If you do not exchange your Outstanding Notes for Exchange Notes in the Exchange Offer, you will continue to be subject to restrictions on transfer of your Outstanding Notes as set forth in the offering memorandum distributed in connection with the private offering of the Outstanding Notes.  In general, the Outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws.  Except as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act.  You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your Outstanding Notes.

The tender of Outstanding Notes under the Exchange Offer will reduce the outstanding amount of the Outstanding Notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the Outstanding Notes due to a reduction in liquidity.

Your ability to transfer the Exchange Notes may be limited if there is no active trading market, and there is no assurance that any active trading market will develop for the Exchange Notes.

We are offering the Exchange Notes to the holders of the Outstanding Notes.  We do not intend to list the Exchange Notes on any securities exchange.  There is currently no established market for the Exchange Notes.  If no active trading market develops, you may not be able to resell your Exchange Notes at their fair market value or at all.  Future trading prices of the Exchange Notes will depend on many factors including, among other things, prevailing interest rates, our consolidated operating results and the market for similar securities.  No assurance can be given as to the liquidity of or trading market for the Exchange Notes.

Certain persons who participate in the Exchange Offer must deliver a prospectus in connection with resales of the Exchange Notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (available May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.  We cannot guarantee that the SEC would make a similar decision about our Exchange Offer.  If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any Exchange Note issued to you in the Exchange Offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act.  Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of Exchange Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Exchange Notes.  If such a holder transfers any Exchange Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act.  We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to the Notes

The following risks apply to the Outstanding Notes and will apply equally to the Exchange Notes.

If the ratings of the Notes are lowered or withdrawn, the market value of the Notes could decrease.

A rating is not a recommendation to purchase, hold or sell the Notes, inasmuch as the rating does not comment as to market price or suitability for a particular investor.  The ratings of the Notes address the rating agencies’ views as to the likelihood of the timely payment of interest and the ultimate repayment of principal of the Notes pursuant to their terms.  There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in their judgment circumstances in the future so warrant.  In the event that any of the ratings initially assigned to the Notes is subsequently lowered or withdrawn for any reason, the market price of the Notes may be adversely affected.

Our ability to service indebtedness, including the Notes, is largely dependent upon the earnings of our subsidiaries and the distribution of such earnings.  The Notes are structurally subordinated to the obligations of our subsidiaries, which may affect your ability to receive payment on the Notes.

We are a holding company and substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries.  Accordingly, our operating cash flow and our ability to meet our obligations are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends and repayment of loans and advances from us.  Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes offered by this prospectus or to make any funds available for such payment.  Our subsidiaries’ ability to pay dividends to us in the future will depend on their future earnings and cash flows and the needs of their businesses, and may be restricted by their obligations to holders of their outstanding debt and other creditors, as well as any contractual or legal restrictions in effect at such time, including the requirements of state corporate law applicable to payment of dividends and distributions, and regulatory requirements, including restrictions on the ability of LG&E and KU to pay dividends to us under Section 305(a) of the Federal Power Act.  As a result, our obligations on our debt securities, including the Notes offered by this prospectus, will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.  Our rights and the rights of our creditors to participate in the assets of any subsidiary upon the liquidation or reorganization of such subsidiary will be subject to the prior claims of such subsidiary’s creditors.  At March 31, 2012, we had $1.125 billion of outstanding indebtedness, and our subsidiaries had $2.96 billion of outstanding indebtedness.  Our subsidiaries also have other obligations that may not be considered indebtedness.  Although certain agreements to which we and our subsidiaries are parties limit the incurrence of additional indebtedness, we and our subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We use forward-looking statements in this prospectus, including the documents incorporated herein by reference.  Statements that are not historical facts are forward-looking statements, and are based on beliefs and assumptions of our management, and on information currently available to management.  Forward-looking statements include statements preceded by, followed by or using such words as “believe,” “expect,” “anticipate,” “plan,” “estimate” or similar expressions.  Actual results may materially differ from those implied by forward-looking statements due to known and unknown risks and uncertainties.  Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

•    fuel supply cost and availability;

•    continuing ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU , and natural gas supply costs at LG&E;

•    weather conditions affecting generation, transmission and distribution assets, customer energy use and operating costs;

•    operation, availability and operating costs of existing generation facilities;

•    the length of scheduled and unscheduled outages at our generating facilities;

•    transmission and distribution system conditions and operating costs;

•    potential expansion of alternative sources of electric generation;

•    potential laws or regulations to reduce emissions of “greenhouse” gases or the physical effects of climate change;

•    collective labor bargaining negotiations;

•    the outcome of litigation against us;

•    potential effects of threatened or actual terrorism, war or other hostilities, or natural disasters;

•    our commitments and liabilities;

•    market demand and prices for energy, capacity, transmission services, emission allowances, renewable energy credits and delivered fuel;

•    competition in retail and wholesale power and natural gas markets;

•    liquidity of wholesale power markets;

•    defaults by counterparties under energy, fuel or other power product contracts;

•    market prices of commodity inputs for ongoing capital expenditures;

•    capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•    volatility in the fair value of debt and equity securities and its impact on the value of assets in the defined benefit plans, and the potential cash funding requirements if fair value declines;

•    interest rates and their effect on pension and retiree medical liabilities, and interest payable on certain debt securities;

•    volatility in or the impact of other changes in financial or commodity markets and economic conditions;

•    profitability and liquidity, including access to capital markets and credit facilities;

•    new accounting requirements or new interpretations or applications of existing requirements;

•    changes in securities and credit ratings;

•    current and future environmental conditions, regulations and other requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•    political, regulatory or economic conditions in states where we conduct business;

•    receipt of necessary governmental permits, approvals and rate relief;

•    new state or federal legislation, including new tax, environmental, healthcare or pension-related legislation;

•    state or federal regulatory developments;

•    the outcome of any rate cases by LG&E or KU at the KPSC, the FERC or the VSCC;

•    the impact of any state or federal investigations applicable to us and the energy industry;

•    the effect of any business or industry restructuring;

•    development of new projects, markets and technologies;

•    performance of new ventures; and

•    business and asset dispositions or acquisitions, including the pending acquisition of the Bluegrass CTs, and our ability to successfully operate such acquired businesses and assets and realize expected benefits from business acquisitions.

In light of these risks and uncertainties, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described.  For additional details regarding these and other risks and uncertainties, see “Risk Factors” on page 12 of this prospectus.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer.  In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Outstanding Notes, the terms of which are identical in all material respects to the Exchange Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the registration rights agreement.  The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and cancelled, and will not be reissued.  Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding debt or the receipt of any additional proceeds.

CAPITALIZATION

The following table sets forth our historical consolidated cash and cash equivalents and capitalization as of March 31, 2012.  The following material, which is presented in this prospectus solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference herein.

The Outstanding Notes that are surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued.  As a result, the issuance of the Exchange Notes will not result in any change in our capitalization.

As of March 31, 2012 (in millions)
Cash and cash equivalents	$104
Long-term debt	$4,074
Member’s equity	$3,765
Total capitalization	$7,839

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present our selected consolidated financial information.  The following material, which is presented in this prospectus solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference herein.  Historical results are not necessarily indicative of future results.

The selected consolidated financial data presented below for the five fiscal years ended December 31, 2011, and as of December 31 for each of those years, have been derived from our audited consolidated financial statements. The selected consolidated financial data for the three months ended March 31, 2012 and 2011 and as of March 31, 2012 and 2011 are derived from our unaudited financial statements incorporated by reference in this prospectus.  Historical results are not necessarily indicative of future results.  Our financial statements and related financial and operating data include the periods before and after PPL’s acquisition of the Company on November 1, 2010, and are labeled as Predecessor or Successor.

Dollars are in millions unless otherwise noted.  Balance sheet data is as of the last date in the period.

	Successor				Predecessor
	Three Months Ended March 31,		Year Ended December 31,	November 1, 2010 through December 31,	January 1, 2010 through October 31,	Year Ended December 31,
	2012	2011	2011	2010	2010	2009	2008	2007
Operating revenues	$705	$766	$2,793	$494	$2,214	$2,501	$2,675	$2,416
Operating income (loss)	$115	$173	$567	$96	$438	$(1,082)	$(1,361)	$463
Income (loss) from continuing operations after income taxes attributable to company(1)	$53	$87	$266	$45	$191	$(1,317)	$(1,614)	$228
Total assets	$10,626	$10,547	$10,576	$10,718	$9,755	$9,429	$11,454	$12,173
Long-term debt obligations (including amounts due within one year)	$4,074	$3,825	$4,073	$3,825	$5,083	$5,036	$4,085	$3,441
Other Financial Data:
Ratio of Earnings to Fixed Charges(2)	2.9	4.6	3.7	3.9	2.7	2.3	2.5	2.9

(1)               The income (loss) from continuing operations after income taxes attributable to the Company for 2009 and 2008 was affected by the recording of goodwill impairment.  We recorded impairment in 2009 based on bids received from parties interested in purchasing the Company.  In 2008 we recorded an impairment based on the estimated discounted present value of our future cash flows.

(2)               For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations plus fixed charges.  Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the portion of rental expense that represents an imputed interest component.  Earnings from continuing operations consist of income before taxes, undistributed income of Electric Energy, Inc. and the mark-to-market impact of derivative instruments.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Outstanding Notes were issued on September 29, 2011 and sold to the initial purchasers pursuant to a purchase agreement in a transaction not requiring registration under the Securities Act.  The initial purchasers subsequently sold the Outstanding Notes to qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A.

We entered into a registration rights agreement with representatives of the initial purchasers of the Outstanding Notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the Outstanding Notes for Exchange Notes within 210 days after the original issue date of the Outstanding Notes and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act no later than 300 days after the original issue date of the Outstanding Notes and to pay liquidated damages as described below if we do not consummate the Exchange Offer within 345 days after the issue date of the Outstanding Notes.  The Exchange Notes will have terms identical in all material respects to the Outstanding Notes, except that the Exchange Notes will not contain certain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the registration rights agreement.

Under the circumstances set forth below, we will use commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Outstanding Notes within the time periods specified in the registration rights agreement and keep the statement effective for one year from the original issue date of the Outstanding Notes, or such shorter period as described in the registration rights agreement.  These circumstances include:

•             if a change in law or in applicable interpretations of the staff of the SEC does not permit us to effect a registered exchange offer;

•             if a registered exchange offer is not consummated within 345 days after the date of issuance of the Outstanding Notes;

•             any initial purchaser of the Outstanding Notes so requests with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by it following consummation of the Exchange Offer; or

•             any holder notifies us during the 20 business days following consummation of the Exchange Offer that it was not eligible to participate in the Exchange Offer or any holder who participates in the Exchange Offer does not receive freely tradeable Exchange Notes in the Exchange Offer.

Except for certain circumstances specified in the registration rights agreement, we will pay liquidated damages if:

•             neither a registration statement relating to offers to exchange the Outstanding Notes for Exchange Notes nor a shelf registration statement with respect to the resale of the Outstanding Notes (if required) is filed by us within the applicable time periods referred to above;

•             neither the Exchange Offer registration statement nor a shelf registration statement (if required) is declared effective by the SEC within the applicable time periods specified above;

•             the Exchange Offer is not consummated within 345 days after the initial issuance of the Outstanding Notes (or if the 345th day is not a business day, by the first business day thereafter); or

•             after the Exchange Offer registration statement or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Outstanding Notes or Exchange Notes as provided in and during the periods specified in the registration rights agreement.

We sometimes refer to an event referred to in the first through fourth bullet items above as a Registration Default.

Liquidated damages, if payable, will be payable on the Outstanding Notes at a rate of 0.25% per annum for the first 90 days from and including the date on which any Registration Default occurs, and such liquidated damages rate shall increase by an additional 0.25% per annum thereafter; provided, however, that the liquidated damages rate on the Outstanding Notes will not at any time exceed 0.50% per annum.  Liquidated damages will cease to accrue on and after the date on which all Registration Defaults have been cured.  Any such liquidated damages payable will be payable on interest payment dates in addition to interest payable from time to time on the Outstanding Notes and Exchange Notes.

If you wish to exchange your Outstanding Notes for Exchange Notes in the Exchange Offer, you will be required to make the following written representations:

•             you are not our affiliate within the meaning of Rule 405 of the Securities Act;

•             you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

•             you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes; and

•             you are acquiring the Exchange Notes in the ordinary course of your business.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where the broker-dealer acquired the Outstanding Notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes and that it did not purchase its Outstanding Notes from us or any of our affiliates.  See “Plan of Distribution.”

Resale of Exchange Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued pursuant to this Exchange Offer in exchange for the Outstanding Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act.  Instead, based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer Exchange Notes issued in the Exchange Offer without complying with the registration and prospectus delivery provisions of the Securities Act if:

•             you are acquiring the Exchange Notes in the ordinary course of your business;

•             you have no arrangements or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act;

•             you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•             you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, or are not acquiring the Exchange Notes in the ordinary course of your business:

•             you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, (available July 2, 1993), or similar no-action letters; and

•             in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

This prospectus may be used for an offer to resell or transfer the Exchange Notes only as specifically set forth in this prospectus.  With regard to broker-dealers, only broker-dealers that acquired the Outstanding Notes as a result of market-making activities or other trading activities may participate in the Exchange Offer.  Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.  Read “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

Our belief that the Exchange Notes may be offered for resale without compliance with the registration or prospectus delivery provisions of the Securities Act is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours.  We have not sought a no-action letter in connection with the Exchange Offer, and we cannot guarantee that the SEC would make a similar decision about our Exchange Offer.  If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any Exchange Note issued to you in the Exchange Offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act.  We are not indemnifying you for any such liability.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the Exchange Offer any Outstanding Notes that are validly tendered and not validly withdrawn prior to the Expiration Date.  Outstanding Notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, and any untendered Outstanding Notes must also be in a minimum denomination of $2,000.  We will issue Exchange Notes in principal amount identical to Outstanding Notes surrendered in the Exchange Offer.

The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Outstanding Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any payment of liquidated damages upon our failure to fulfill our obligations under the registration rights agreement to complete the Exchange Offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period.  The Exchange Notes will evidence the same debt as the Outstanding Notes.  The Exchange Notes will be issued under and entitled to the benefits of the Indenture.  For a description of the Indenture, see “Description of the Exchange Notes.”

No interest will be paid in connection with the exchange.  The Exchange Notes will bear interest from the last Interest Payment Date (as defined under “Description of the Exchange Notes—Maturity; Interest”) on the Outstanding Notes surrendered in the Exchange Offer.  Accordingly, the holders of Outstanding Notes that are accepted for exchange will not receive accrued but unpaid interest on Outstanding Notes at the time of tender.  Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Outstanding Notes on the first Interest Payment Date after the Expiration Date (as defined below under “—Expiration Date, Extensions and Amendments”).

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

As of the date of this prospectus, $250 million aggregate principal amount of the 4.375% Senior Notes due 2021 are outstanding.  This prospectus and the letter of transmittal are being sent to all registered holders of Outstanding Notes.  There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.  We intend to conduct the Exchange Offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC.  Outstanding Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture relating to such holders’ Outstanding Notes except we will not have any further obligation to you to provide for the registration of the Outstanding Notes under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered Outstanding Notes when we have given written notice of the acceptance to the exchange agent.  The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to holders.  Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the Exchange Offer and to refuse to accept Exchange Notes upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your Outstanding Notes in the Exchange Offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes.  We will pay all charges and expenses, other than certain applicable taxes described below in connection with the Exchange Offer.  It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the Exchange Offer.

If you are a broker-dealer and receive Exchange Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the Exchange Notes and that you did not purchase your Outstanding Notes from us or any of our affiliates.  Read “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your Outstanding Notes into this Exchange Offer.  In addition, no one has been authorized to make this recommendation.  You must make your own decision whether to tender into this Exchange Offer and, if so, the aggregate amount of Outstanding Notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date, Extensions and Amendments

The Exchange Offer expires at 5:00 p.m., New York City time, on June 15, 2012, which we refer to as the “Expiration Date.” However, if we, in our sole discretion, extend the period of time for which the Exchange Offer is open, the term “Expiration Date” will mean the latest date to which we shall have extended the expiration of the Exchange Offer.

To extend the period of time during which the Exchange Offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the Outstanding Notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.  During any extension, all Outstanding Notes previously tendered will remain subject to this Exchange Offer unless validly withdrawn.

We also reserve the right, in our sole discretion:

•             to delay accepting for exchange any Outstanding Notes (only in the case that we amend or extend the Exchange Offer);

•             to extend the Expiration Date and retain all Outstanding Notes tendered in the Exchange Offer, subject to your right to withdraw your tendered Outstanding Notes as described under “—Withdrawal Rights”;

•             to terminate the Exchange Offer if we determine that any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied; and

•             to amend the terms of the Exchange Offer in any manner or waive any condition to the Exchange Offer.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the Outstanding Notes.  If we amend the Exchange Offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable Outstanding Notes of that amendment, and we will extend such Exchange Offer to the extent required by law.

In the event we terminate the Exchange Offer, all Outstanding Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

Conditions to the Exchange Offer

Despite any other term of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and we may terminate or amend the Exchange Offer as provided in this prospectus prior to the Expiration Date if in our reasonable judgment:

•             the Exchange Offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•             any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the Exchange Offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer.

In addition, we will not be obligated to accept for exchange the Outstanding Notes of any holder that has not made to us:

•             the representations described under “—Purpose and Effect of the Exchange Offer”; or

•             any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the Exchange Offer is open.  Consequently, we may delay acceptance of any Outstanding Notes by giving oral or written notice of such extension to the holders.  We will return any Outstanding Notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the Exchange Offer.  We also expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any Outstanding Notes not previously accepted for exchange, if we determine that any of the conditions of the Exchange Offer specified above have not been satisfied.  We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable.  In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

We reserve the right to waive any defects, irregularities or conditions to the exchange as to particular Outstanding Notes.  These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration of the Exchange Offer in our sole discretion.  If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right.  Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the Exchange Offer.

In addition, we will not accept for exchange any Outstanding Notes tendered, and will not issue Exchange Notes in exchange for any such Outstanding Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Outstanding Notes

To tender your Outstanding Notes in the Exchange Offer, you must comply with either of the following:

•             complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the Expiration Date; or

•             comply with DTC’s Automated Tender Offer Program procedures described below.

In addition:

•             the exchange agent must receive certificates for Outstanding Notes along with the letter of transmittal prior to the expiration of the Exchange Offer;

•             the exchange agent must receive a timely confirmation of book-entry transfer of Outstanding Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below and a properly transmitted Agent’s Message (defined below) prior to the expiration of the Exchange Offer; or you must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•             DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Outstanding Notes that are the subject of the book-entry confirmation;

•             the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an Agent’s Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•             we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Your tender, if not withdrawn prior to the expiration of the Exchange Offer, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of Outstanding Notes, letter of transmittal and all other required documents to the exchange agent is at your election and risk.  Delivery of such documents will be deemed made only when actually received by the exchange agent.  We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured.  If you determine to make delivery by mail, we suggest that you use properly insured, registered mail with return receipt requested.  In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration of the Exchange Offer.  Letters of transmittal and certificates representing Outstanding Notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility.  No alternative, conditional or contingent tenders of Outstanding Notes will be accepted.  You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Outstanding Notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf.  If you wish to tender the Outstanding Notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your Outstanding Notes, either:

•             make appropriate arrangements to register ownership of the Outstanding Notes in your name; or

•             obtain a properly completed bond power from the registered holder of Outstanding Notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the Exchange Offer.

Signatures on the letter of transmittal or a notice of withdrawal (as described below in “—Withdrawal Rights”), as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the Outstanding Notes surrendered for exchange are tendered:

•             by a registered holder of the Outstanding Notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•             for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed on the Outstanding Notes, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power.  The bond power must be signed by the registered holder as the registered holder’s name appears on the Outstanding Notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender Outstanding Notes.  Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of Outstanding Notes for exchange by causing DTC to transfer the Outstanding Notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer.  DTC will then send an Agent’s Message to the exchange agent.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the Outstanding Notes at DTC, as the book-entry transfer facility, for purposes of the Exchange Offer.  Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Outstanding Notes by causing the book-entry transfer facility to transfer those Outstanding Notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer.  To be timely, book-entry delivery of Outstanding Notes requires receipt of a confirmation of a book-entry transfer, or a “book-entry confirmation,” prior to the Expiration Date.

In addition, in order to receive Exchange Notes for tendered Outstanding Notes, an Agent’s Message in connection with a book-entry transfer into the exchange agent’s account at the book-entry transfer facility or the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents must be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration of the Exchange Offer.  Holders of Outstanding Notes who are unable to deliver confirmation of the book-entry tender of their Outstanding Notes into the exchange agent’s account at the book-entry transfer facility or an Agent’s Message or a letter of transmittal or a manually signed facsimile thereof in lieu thereof and all other documents required by the letter of transmittal to the exchange agent prior to the expiration of the Exchange Offer must tender their Outstanding Notes according to the guaranteed delivery procedures described below.  Tender will not be deemed made until such documents are received by the exchange agent.  Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your Outstanding Notes but your Outstanding Notes are not immediately available or you cannot deliver your Outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of Outstanding Notes, prior to the Expiration Date, you may still tender if:

•             the tender is made through an eligible guarantor institution;

•             prior to the Expiration Date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted Agent’s Message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the Expiration Date, the letter of transmittal, or facsimile thereof, together with the Outstanding Notes or a book-entry confirmation (including an Agent’s Message), and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with, or transmitted by the eligible guarantor to, the exchange agent; and

•             the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, with any required signature guarantees, as well as certificate(s) representing all tendered Outstanding Notes in proper form for transfer or a book-entry confirmation of transfer of the Outstanding Notes (including an Agent’s Message) into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the Expiration Date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Outstanding Notes according to the guaranteed delivery procedures.

Acceptance of Outstanding Notes for Exchange

In all cases, we will promptly issue Exchange Notes for Outstanding Notes that we have accepted for exchange under the Exchange Offer only after the exchange agent timely receives:

•             Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the exchange agent’s account at the book-entry transfer facility; and

•             a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted Agent’s Message.

In addition, each broker-dealer that is to receive Exchange Notes for its own account in exchange for Outstanding Notes must represent that such Outstanding Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes.  The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  See “Plan of Distribution.”

We will interpret the terms and conditions of the Exchange Offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Outstanding Notes tendered for exchange.  Our determinations in this regard will be final and binding on all parties.  We reserve the absolute right to reject any and all tenders of any particular Outstanding Notes not properly tendered or to not accept any particular Outstanding Notes if the acceptance might, in our or our counsel’s judgment, be unlawful.  We also reserve the absolute right to waive any defects or irregularities as to any particular Outstanding Notes prior to the expiration of the Exchange Offer.

Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes for exchange must be cured within such reasonable period of time as we determine.  Neither the Company, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of

Outstanding Notes for exchange, nor will any of them incur any liability for any failure to give notification.  Any certificates representing Outstanding Notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration or termination of the Exchange Offer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Outstanding Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective:

•             the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•             you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system for such withdrawal.

Any notice of withdrawal must:

•             specify the name of the person who tendered the Outstanding Notes to be withdrawn;

•             identify the Outstanding Notes to be withdrawn, including the certificate numbers and principal amount of the Outstanding Notes; and

•             where certificates for Outstanding Notes have been transmitted, specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder.

If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•             the serial numbers of the particular certificates to be withdrawn; and

•             a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If Outstanding Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of the facility.  We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties.  Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer.  Any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the Outstanding Notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the Exchange Offer.  Properly withdrawn Outstanding Notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time prior to the expiration of the Exchange Offer.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the Exchange Offer.  The Bank of New York Mellon also acts as trustee under the Indenture.  You should direct all executed letters of transmittal and all questions and requests for assistance with respect to accepting or withdrawing from the Exchange Offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand or Courier	By Facsimile Transmission (eligible institutions only)

The Bank of New York Mellon Corporate Trust Reorganization Unit 101 Barclay Street — 7 East New York, New York 10286 Attn: Mr. William Buckley	(212) 298-1915 To Confirm by Telephone (212) 815-5788

If you deliver the letter of transmittal to an address other than the one set forth above, or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the Exchange Notes and the conduct of the Exchange Offer.  These expenses include registration and filing fees, accounting and legal fees and printing costs, among others.  We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses.  We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of Outstanding Notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Outstanding Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges.  Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer.  We will record the costs of the Exchange Offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of Outstanding Notes under the Exchange Offer.  The tendering holder, however, will be required to pay any transfer taxes imposed for any other reason, whether imposed on the registered holder or any other person.  Other reasons transfer taxes could be imposed include:

•             if certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Notes tendered;

•             if tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•             if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes under the Exchange Offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their Outstanding Notes for exchange will not be required to pay any transfer taxes.  However, holders who instruct us to register Exchange Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your Outstanding Notes for Exchange Notes under the Exchange Offer, your Outstanding Notes will remain subject to the restrictions on transfer of such Outstanding Notes:

•             as set forth in the legend printed on the Outstanding Notes as a consequence of the issuance of the Outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•             as otherwise set forth in the offering memorandum distributed in connection with the private offerings of the Outstanding Notes.

In general, you may not offer or sell your Outstanding Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.  Except as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act.

Other

Participating in the Exchange Offer is voluntary, and you should carefully consider whether to accept.  You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise.  We have no present plans to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

DESCRIPTION OF THE EXCHANGE NOTES

The following summary description sets forth certain terms and provisions of the Exchange Notes.  Because this description is a summary, it does not describe every aspect of the Exchange Notes or the Indenture (as defined below) under which the Exchange Notes will be issued, and which is filed as an exhibit to the registration statement of which this prospectus is a part.  The Indenture and its associated documents contain the full legal text of the matters described in this section.  This summary is subject to and qualified in its entirety by reference to all of the provisions of the Exchange Notes and the Indenture, including definitions of certain terms used in the Indenture.  We also include references in parentheses to certain sections of the Indenture.  Whenever we refer to particular sections or defined terms of the Indenture in this prospectus, such sections or defined terms are incorporated by reference herein.

General

The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes except the Exchange Notes will:

•             be registered under the Securities Act;

•             not be subject to the restrictions on transfer applicable to the Outstanding Notes (except for the limited restrictions described below under “—Form; Transfers; Exchanges”);

•             not be entitled to any registration rights which are applicable to the Outstanding Notes under the registration rights agreement, including any right to liquidated damages; and

•             bear a different CUSIP number.

We will issue the Exchange Notes under our Indenture, dated as of November 1, 2010 (as such indenture has been and may be amended and supplemented from time to time, the “Indenture”), to The Bank of New York Mellon, as Trustee.  We may issue an unlimited amount of Exchange Notes or other debt securities under the Indenture.  The Exchange Notes and all other debt securities issued previously or hereafter under the Indenture are collectively referred to herein as the “Indenture Securities.”

The Exchange Notes will be our unsecured and unsubordinated obligations.

The Exchange Notes will be issued in fully registered form only, without coupons.  The Exchange Notes will be initially represented by one or more fully registered global securities deposited with the Trustee, as custodian for DTC, as depositary, and registered in the name of DTC or DTC’s nominee.  A beneficial interest in a global security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Only Issuance—The Depository Trust Company.” The authorized denominations of the Exchange Notes will be $2,000 and any larger amount that is an integral multiple of $1,000.  Except in limited circumstances described below, the Exchange Notes will not be exchangeable for Exchange Notes in definitive certificated form.

The Exchange Notes will be issued as part of the same series of debt securities under the Indenture as the Outstanding Notes.  We may, without the consent of the holders of the Notes, increase the principal amount of the series of Notes and issue additional notes of such series having the same ranking, interest rate, maturity and other terms (other than the date of issuance, public offering price and, in some circumstances, the initial interest accrual date and initial interest payment date) as the Exchange Notes, but we do not intend to reopen such series unless, for U.S. federal income tax purposes, such additional notes are issued in a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended.  Any such additional notes would, together with the Exchange Notes offered by this prospectus and any Outstanding Notes, constitute a single series of securities under the Indenture and may be treated as a single class for all purposes under the Indenture, including, without limitation, voting, waivers and amendments.

Maturity; Interest

The Exchange Notes will mature on October 1, 2021 and will bear interest from April 1, 2012 (the last Interest Payment Date on which interest was paid on the Outstanding Notes), at a rate of 4.375% per annum.  Interest will be payable on April 1 and October 1 of each year, commencing October 1, 2012, and at maturity (whether at the applicable stated maturity date, upon redemption or acceleration, or otherwise).  Subject to certain exceptions, the Indenture provides for the payment of interest on an Interest Payment Date only to persons in whose names the Exchange Notes are registered at the close of business on the Regular Record Date, which will be the March 15 and September 15 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date; except that interest payable at Maturity will be paid to the person to whom principal is paid.

Interest on the Exchange Notes will be calculated on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

Payment

So long as the Exchange Notes are registered in the name of DTC, as depository for the Exchange Notes as described herein under “—Book-Entry Only Issuance—The Depository Trust Company” or DTC’s nominee, payments on the Exchange Notes will be made as described therein.

If we default in paying interest on an Exchange Note, we will pay such defaulted interest either:

•             to holders as of a special record date between 10 and 15 days before the proposed payment; or

•             in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Exchange Notes may be listed for trading. (See Section 307.)

We will pay principal of and interest and premium, if any, on the Exchange Notes at Maturity upon presentation of the Exchange Notes at the corporate trust office of The Bank of New York Mellon in New York, New York, as our Paying Agent.  In our discretion, we may change the place of payment on the Exchange Notes, and we may remove any Paying Agent and may appoint one or more additional Paying Agents (including us or any of our affiliates). (See Section 602.)

If any Interest Payment Date, Redemption Date or Maturity of an Exchange Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day. (See Section 113.)

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in The City of New York, New York, or other city in which a paying agent for such Note is located, are generally authorized or required by law, regulation or executive order to remain closed. (See Section 101.)

Form; Transfers; Exchanges

So long as the Exchange Notes are registered in the name of DTC, as depository for the Exchange Notes as described herein under “—Book-Entry Only Issuance—The Depository Trust Company” or DTC’s nominee, transfers and exchanges of beneficial interest in the Exchange Notes will be made as described therein.  In the event that the book-entry only system is discontinued, and the Exchange Notes are issued in certificated form, you may exchange or transfer Exchange Notes at the corporate trust office of the Trustee.

You may have your Exchange Notes divided into Exchange Notes of smaller denominations (of at least $2,000 and any larger amount that is an integral multiple of $1,000) or combined into Exchange Notes of larger denominations, as long as the total principal amount is not changed. (See Section 305.)

There will be no service charge for any transfer or exchange of the Exchange Notes, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith.  We may block the transfer or exchange of (1) Exchange Notes during a period of 15 days prior to giving any notice of redemption or (2) any Exchange Note selected for redemption in whole or in part, except the unredeemed portion of any Exchange Note being redeemed in part. (See Section 305.)

The Trustee acts as our agent for registering Exchange Notes in the names of holders and transferring Exchange Notes.  We may appoint another agent (including one of our affiliates) or act as our own agent for this purpose.  The entity performing the role of maintaining the list of registered holders is called the “Security Registrar.” It will also perform transfers.  In our discretion, we may change the place for registration of transfer of the Exchange Notes and may designate a different entity as the Security Registrar (including us or one of our affiliates). (See Sections 305 and 602.)

Redemption

We may, at our option, redeem the Exchange Notes, in whole at any time or in part from time to time.  If the Exchange Notes are redeemed before July 1, 2021 (the date that is three months prior to stated maturity), the Exchange Notes will be redeemed by us at a redemption price equal to the greater of (1) 100% of the principal amount of the Exchange Notes to be so redeemed; or (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Notes to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 37.5 basis points; plus, in either case, accrued and unpaid interest on the principal amount of the Exchange Notes to be so redeemed to the Redemption Date.  If the Exchange Notes are redeemed on or after July 1, 2021, the Exchange Notes may be redeemed by us at a redemption price equal to 100% of the principal amount of the Exchange Notes to be so redeemed, plus accrued and unpaid interest on the principal amount of the Exchange Notes to be so redeemed to the Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Exchange Notes to the stated maturity date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term the Exchange Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date:

•             the average of five Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or

•             if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all of those quotations received.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•             each of BNP Paribas Securities Corp., RBC Capital Markets, LLC and a Primary Treasury Dealer (as defined below) selected by U.S. Bancorp Investments, Inc., and their respective successors, unless any of them ceases to be a primary U.S.  Government securities dealer in the United States, or a Primary Treasury Dealer, in which case we will substitute another Primary Treasury Dealer; and

•             any other Primary Treasury Dealers selected by us (after consultation with the Quotation Agent).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount), as provided to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

The Exchange Notes will not be subject to a sinking fund or other mandatory redemption provisions and will not be repayable at the option of the holder prior to the applicable stated maturity date.

The Exchange Notes will be redeemable upon notice of redemption to each holder of Exchange Notes to be redeemed by mail between 30 days and 60 days prior to the Redemption Date.  If less than all of the Exchange Notes are to be redeemed, the Trustee will select the Exchange Notes or portions thereof to be redeemed.  In the absence of any provision for selection, the Trustee will choose a method of random selection that it deems fair and appropriate. (See Sections 403 and 404.)

We may make any redemption at our option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price.  If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Exchange Notes. (See Section 404.)

If money sufficient to pay the redemption price has been received by the Paying Agent, Exchange Notes called for redemption will cease to bear interest on the Redemption Date.  We will pay the redemption price and any accrued interest once you surrender the Exchange Note for redemption. (See Section 405.) If only part of an Exchange Note is redeemed, the Trustee will deliver to you a new Exchange Note for the remaining portion without charge. (See Section 406.)

Certain Covenants

Limitation on Secured Debt.  So long as any of the Exchange Notes remain outstanding, we will not create, incur or assume any Lien upon the common stock of Kentucky Utilities Company or Louisville Gas and Electric Company to secure Debt (in each case, as defined below) other than Permitted Liens (as described below), without the consent of the holders of a majority in aggregate principal amount of the outstanding Exchange Notes.  This covenant will not, however, prohibit the creation, issuance, incurrence or assumption of any Lien if either:

•             we make effective provision whereby all Exchange Notes then outstanding will be secured equally and ratably with all other Debt then outstanding under such Lien; or

•             we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the Lien which secures such Debt in an aggregate principal amount equal to the aggregate principal amount of the outstanding Exchange Notes and meeting certain other requirements set forth in the Indenture.

This covenant applies to property held directly by LG&E and KU Energy LLC and will not restrict the ability of our subsidiaries and affiliates to create, incur or assume any Lien upon their assets, either in connection with project financings or otherwise.

As used herein:

“Debt,” with respect to any entity, means:

•             indebtedness of the entity for borrowed money evidenced by a bond, debenture, note or other similar written instrument or agreement by which the entity is obligated to repay such borrowed money; and

•             any guaranty by the entity of any such indebtedness of another entity.

“Debt” does not include, among other things:

•             indebtedness of the entity under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•             trade obligations (including obligations under agreements relating to the purchase and sale of any commodity, including power purchase or sale agreements and any commodity hedges or derivatives regardless of whether any such transaction is a “financial” or physical transaction) or other obligations of the entity in the ordinary course of business;

•             obligations of the entity under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on the balance sheet of the entity under U.S. generally accepted accounting principles; or

•             liabilities secured by any Lien on any property owned by the entity if and to the extent the entity has not assumed or otherwise become liable for the payment thereof.

“Lien” means any lien, mortgage, deed of trust, pledge or security interest, in each case, intended to secure the repayment of Debt, except for any Permitted Lien.

“Permitted Liens” means any

•             Liens existing at September 29, 2011, the original issue date of the Outstanding Notes;

•             Liens securing Debt which matures less than one year from the date of issuance or incurrence thereof and is not extendible at the option of the issuer, and any refundings, refinancings and/or replacements of any such Debt by or with similar secured Debt;

•             other Liens securing Debt the principal amount of which does not exceed 10% of the total assets of the Company and our consolidated subsidiaries as shown on our most recent audited balance sheet; and

•             Liens granted in connection with extending, renewing, replacing or refinancing, in whole or in part, the Debt secured by liens described above (to the extent of such Debt so extended, renewed, replaced or refinanced).

(See Supplemental Indenture No. 2.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Subject to the provisions described below, we have agreed in the Indenture to preserve our existence as a limited liability company (or corporation or other business entity permitted by the Indenture). (See Section 604.)

We have agreed not to consolidate with or merge with or into any other entity or convey or otherwise transfer or lease our properties and assets as or substantially as an entirety to any entity unless:

•             the entity formed by such consolidation or into which we merge, or the entity which acquires or which leases (for a term extending beyond the last stated maturity of Indenture Securities then outstanding) our property and assets as or substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all outstanding Indenture Securities and the performance of all of our covenants under the Indenture; and

•             immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

In the case of the conveyance or other transfer of our properties and assets as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations under the Indenture and on the Indenture Securities then outstanding unless we elect to waive such release and discharge. (See Section 1103.)

The Indenture does not prevent or restrict:

•             any consolidation or merger after the consummation of which we would be the surviving or resulting entity;

•             any conveyance or other transfer, or lease of any part of our properties which does not constitute the entirety, or substantially the entirety thereof; or

•             our approval of, or consent to, any consolidation or merger of any direct or indirect subsidiary or affiliate or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1104.)

The Indenture does not contain any financial covenants.

Agreement to Provide Information

So long as any Exchange Notes are outstanding under the Indenture, during such periods as we are not subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall make available to holders of the Exchange Notes by means of posting on our website or other similar means:

•             as soon as reasonably available and in any event within 120 days after the end of each fiscal year, our audited consolidated balance sheet, income statement and cash flow statement for such fiscal year prepared in accordance with United States generally accepted accounting principles (with notes to such financial statements), together with an audit report thereon by an independent accounting firm of established national reputation, and a management’s narrative analysis of the results of operations explaining the reasons for material changes in the amount of revenue and expense items between the most recent fiscal year presented and the fiscal year immediately preceding it, as described in Instruction I(2)(a) of Form 10-K; and

•             as soon as reasonably available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, our unaudited consolidated balance sheet, unaudited consolidated income statement and unaudited consolidated cash flow statement for such fiscal quarter prepared in accordance with United States generally accepted accounting principles (with notes to such consolidated financial statements) and a management’s narrative analysis of the results of operations explaining the reasons for material changes in the amount of revenue and expense items between the most recent fiscal year-to-date period presented and the corresponding year-to-date period in the preceding fiscal year, as described in Instruction H(2)(a) to Form 10-Q.

If we are unable, for any reason, to post the financial statements on our website as described above, we shall furnish the financial statements to the Trustee, who, at our expense, will furnish them to the holders of the Exchange Notes.

Events of Default

An “Event of Default” with respect to the Exchange Notes will occur if

•             we do not pay any interest on any Exchange Note within 30 days of the due date;

•             we do not pay principal or premium, if any, on any Exchange Note on the due date;

•             we remain in breach of any other covenant (excluding a covenant specifically dealt with elsewhere in this section or a covenant or warranty solely applicable to one or more series of Indenture Securities other than the Exchange Notes) for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or holders of 25% of the principal amount of the outstanding Exchange Notes; the Trustee or such holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we initiate corrective action within such 90-day period and we are diligently pursuing such action to correct the default;

•             we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur.

(See Section 801.)

No Event of Default with respect to the Exchange Notes necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

Remedies

Acceleration

Any One Series.  If an Event of Default occurs and is continuing with respect to any one series of Indenture Securities, then either the Trustee or the holders of not less than 25% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount of all of the Indenture Securities of such series to be due and payable immediately.

More Than One Series.  If an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, then either the Trustee or the holders of 25% of the aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration.  Thus, if there is more than one series affected, the action by the holders of 25% of the aggregate principal amount of the outstanding Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration. (See Section 802.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if:

•             we pay or deposit with the Trustee a sum sufficient to pay:

•                  all overdue interest;

•                  the principal of and premium, if any, which have become due otherwise than by such declaration of acceleration and interest thereon;

•                  interest on overdue interest to the extent lawful; and

•                  all amounts due to the Trustee under the Indenture; and

•             all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (See Section 802.)

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control by Holders; Limitations

Subject to the Indenture, if an Event of Default with respect to the Indenture Securities of any one series occurs and is continuing, the holders of a majority in principal amount of the outstanding Indenture Securities of that series will have the right to

•             direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•             exercise any trust or power conferred on the Trustee with respect to the Indenture Securities of such series.

If an Event of Default is continuing with respect to more than one series of Indenture Securities, the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the Indenture Securities of any one of such series.

The rights of holders to make direction are subject to the following limitations:

•             the holders’ directions may not conflict with any law or the Indenture; and

•             the holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is not inconsistent with the holders’ direction. (See Sections 812 and 903.)

In addition, the Indenture provides that no holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless

•             that holder has previously given the Trustee written notice of a continuing Event of Default;

•             the holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs, expenses and liabilities incurred in complying with such request; and

•             for 60 days after receipt of such notice, request and offer of indemnity, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding Indenture Securities of all affected series, considered as one class.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other such holders. (See Sections 807 and 903.)

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section and 808.)

Notice of Default

The Trustee is required to give the holders of the Exchange Notes notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified in the third bullet point under “Events of Default” (regarding a breach of certain covenants continuing for 90 days after the receipt of a written notice of default), no such notice shall be given to such holders until at least 60 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the holders.

We will furnish the Trustee with an annual statement as to our compliance with the conditions and covenants in the Indenture. (See Section 605.)

Waiver of Default and of Compliance

The holders of a majority in aggregate principal amount of the outstanding Exchange Notes may waive, on behalf of the holders of all outstanding Exchange Notes, any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the holder of each outstanding Exchange Note. (See Section 813.)

Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the holders of a majority in aggregate principal amount of the affected Indenture Securities, considered as one class. (See Section 606.)

Modification of Indenture

Without Holder Consent.  Without the consent of any holders of Indenture Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•             to evidence the succession of another entity to us;

•             to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon us;

•             add any additional Events of Default, which may be stated to (i) apply with respect to all or any series of Indenture Securities (and if such additional Events of Default are to be for the benefit of less than all series of Indenture Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series) and/or (ii) remain in effect only so long as the Indenture Securities of any one more particular series remains outstanding;

•             to change or eliminate any provision of the Indenture or to add any new provision to the Indenture that does not adversely affect the interests of the holders in any material respect;

•             to provide security for the Indenture Securities of any series;

•             to establish the form or terms of Indenture Securities of any series or tranche as permitted by the Indenture;

•             to provide for the issuance of bearer securities;

•             to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

•             to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities;

•             to change any place or places where

•                  we may pay principal, premium, if any, and interest,

•                  Indenture Securities may be surrendered for transfer or exchange, and

•                  notices and demands to or upon us may be served;

•             to amend and restate the Indenture as originally executed, and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interest of the holders in any material respect; or

•             to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the holders in any material respect.

In addition, if the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or evidence such amendment. (See Section 1201.)

With Holder Consent.  Except as provided above, the consent of the holders of at least a majority in aggregate principal amount of the Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture.  However, if less than all of the series of outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected series, considered as one class.  Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the holder of each outstanding Indenture Security directly affected thereby,

•             change the stated maturity of the principal or interest on any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable (or the method of calculating such rates), or change the currency in which any Indenture Security is payable, or impair the right to bring suit to enforce any payment;

•             reduce the percentages of holders whose consent is required for any supplemental indenture or waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum and voting under the Indenture; or

•             modify certain of the provisions in the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of holders of Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Indenture of the holders of Indenture Securities of any other series or tranche. (See Section 1202.)

Satisfaction and Discharge

Any Exchange Notes or any portion thereof will be deemed to have been paid and no longer outstanding for purposes of the Indenture, and at our election, our entire indebtedness with respect to those Exchange Notes will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than us), in trust:

•             money sufficient, or

•             in the case of a deposit made prior to the maturity of such Exchange Notes, non-redeemable Government Obligations (as defined in the Indenture) sufficient, or

•             a combination of the items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Exchange Notes or portions thereof on and prior to the Maturity thereof. (See Section 701.)

The Indenture will be deemed satisfied and discharged when no Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Indenture. (See Section 702.)

All moneys we pay to the Trustee or any Paying Agent on Exchange Notes that remain unclaimed at the end of two years after payments have become due may be paid to or upon our order.  Thereafter, the holder of such Exchange Note may look only to us for payment. (See Section 603.)

Duties of the Trustee; Resignation and Removal of the Trustee; Deemed Resignation

The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act.  Subject to these provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Indenture Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby.  The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding Indenture Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned. (See Section 910.)

Notices

Notices to holders of the Exchange Notes will be given by mail to the addresses of the holders as they may appear in the Security Register. (See Section 106.)

Title

The Company, the Trustee, and any agent of the Company or the Trustee, will treat the person or entity in whose name the Exchange Notes are registered as the absolute owner of those Exchange Notes (whether or not such Exchange Notes may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308.)

Evidence to be Furnished to the Trustee

Compliance with Indenture provisions is evidenced by written statements of our officers or persons selected or paid by us.  In certain cases, opinions of counsel and certifications of an accountant or other expert (who in some cases must be independent) must be furnished.  In addition, the Indenture requires us to give to the Trustee, not less than annually, a brief statement as to our compliance with the conditions and covenants under the Indenture.

Miscellaneous Provisions

The Indenture provides that certain Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” above, will not be deemed to be “outstanding” in determining whether the holders of the requisite principal amount of the outstanding Indenture Securities have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of holders for quorum purposes. (See Section 101.)

We will be entitled to set any day as a record date for the purpose of determining the holders of outstanding Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture.  In certain circumstances, the Trustee also will be entitled to set a record date for action by holders.  If such a record date is set for any action to be taken by holders of particular Indenture Securities, such action may be taken only by persons who are holders of such Indenture Securities at the close of business on the record date. (See Section 104.)

Governing Law

The Indenture and the Exchange Notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable and except to the extent that the law of any other jurisdiction shall mandatorily govern. (See Section 112.)

Regarding the Trustee

The Trustee under the Indenture is The Bank of New York Mellon.  In addition to acting as Trustee, BNYM also maintains various banking and trust relationships with us and some of our affiliates.

Book-Entry Only Issuance—The Depository Trust Company

DTC will act as the initial securities depository for the Exchange Notes.  The Exchange Notes issued in exchange for Outstanding Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.  One fully-registered certificate will be issued with respect to the Exchange Notes.  The global notes will be deposited with the Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC holds securities for its participants, or Direct Participants, and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates.  Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.  DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies.  DTCC is owned by the users of its regulated subsidiaries.  Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly.  The rules that apply to DTC and those using its system are on file with the SEC.  More information about DTC can be found at www.dtcc.com.

Purchases of the Exchange Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Exchange Notes on DTC’s records.  The ownership interest of each actual purchaser, or Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records.  Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they entered into the transactions.  Transfers of ownership interests on the Exchange Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.  Beneficial Owners will not receive certificates representing their ownership interests in Exchange Notes, except in the event that use of the book-entry system for the Exchange Notes is discontinued.

To facilitate subsequent transfers, all Exchange Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC.  The deposit of the Exchange Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership.  DTC has no knowledge of the actual Beneficial Owners of the Exchange Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Exchange Notes are credited, which may or may not be the Beneficial Owners.  The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.  Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Exchange Notes unless authorized by a Direct Participant in accordance with DTC’s procedures.  Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date.  The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the Exchange Notes are credited on the record date.  We believe that these arrangements will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Exchange Notes.

Payments of principal and interest on the Exchange Notes will be made to Cede & Co. (or such other nominee of DTC).  DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC’s records.  Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of principal and interest to Cede & Co. (or such other nominee of DTC) is the responsibility of the Company or the Trustee.  Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

A Beneficial Owner will not be entitled to receive physical delivery of the Exchange Notes.  Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Exchange Notes.

DTC may discontinue providing its services as securities depository with respect to the Exchange Notes at any time by giving us or the Trustee reasonable notice.  In the event no successor securities depository is obtained, certificates for the Exchange Notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable; however, we do not take any responsibility for the accuracy of this information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each, as defined below) of the acquisition, ownership and disposition of the Exchange Notes acquired pursuant to the Exchange Offer.  It is included herein for general information purposes only.  The discussion set forth below is limited to holders who hold the Exchange Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or Code, and does not address all tax considerations that may be relevant to investors in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special rules (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of tax accounting for their securities, U.S. Holders that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, retirement plans, real estate investment trusts, foreign governments, international organizations, controlled foreign corporations, passive foreign investment companies, investors in partnerships or other pass-through entities or persons holding the Exchange Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction).

In addition, this discussion does not address the effect of U.S. federal alternative minimum tax, gift or estate tax laws, or any state, local or foreign tax laws.  Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury regulations thereunder and administrative rulings and judicial decisions thereunder as of the date hereof.  Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax considerations different from those discussed below.  We have not sought any rulings from the Internal Revenue Service, or IRS, with respect to the statements and conclusions made in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

For purposes of the following discussion, the term “U.S. Holder” means a beneficial owner of the Exchange Notes that is for U.S. federal income tax purposes:

•             an individual who is a citizen or resident of the U.S.;

•             a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•             an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•             a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in place to be treated as a United States person.

For purposes of the following discussion, the term “Non-U.S. Holder” means a beneficial owner of the Exchange Notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of an Exchange Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership.  Partnerships and partners in such partnerships should consult their own tax advisors about the tax consequences of the ownership and disposition of the Exchange Notes.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF THE EXCHANGE NOTES.  HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING

JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

The Exchange Offer

The exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a taxable event for U.S. federal income tax purposes.  As a result:

•             a holder will not recognize taxable gain or loss as a result of the exchange of its Outstanding Notes for the Exchange Notes pursuant to the Exchange Offer;

•             the holding period of the Exchange Notes will include the holding period of the Outstanding Notes surrendered in exchange therefor;

•             a holder’s adjusted tax basis in the Exchange Notes will be the same as the holder’s adjusted tax basis in the Outstanding Notes surrendered therefor; and

•             a holder will continue to take into account income, gain, or loss in respect of the Exchange Notes in the same manner as with respect to the Outstanding Notes exchanged therefor.

Effect of Certain Additional Payments

In certain circumstances (for example, see “Description of the Exchange Notes—Redemption”) we may be obligated to pay amounts on the Exchange Notes that are in excess of stated interest or principal on the Exchange Notes.  These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” One or more contingencies will not cause the Exchange Notes to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is considered remote or incidental or another exception from such treatment applies.  We believe that the potential for additional payments on the Exchange Notes should not cause the Exchange Notes to be treated as contingent payment debt instruments under the Treasury Regulations relating to contingent payment debt instruments.  Our determination is binding on a holder unless such a holder discloses its contrary position in the manner required by applicable Treasury Regulations.  However, the IRS may take a different position, which could require a holder to accrue income on its Exchange Notes in excess of stated interest, and to treat any income realized on the taxable disposition of an Exchange Note as ordinary income rather than capital gain.  The remainder of this discussion assumes that the Exchange Notes will not be treated as contingent payment debt instruments.  Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Exchange Notes.

U.S. Holders

Stated Interest

Stated interest on the Exchange Notes will be included in income by a U.S. Holder as ordinary income as such interest is received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Taxable Exchange, Redemption or Other Taxable Disposition of the Exchange Notes

Upon a sale, taxable exchange, redemption (including any optional redemption) or other taxable disposition of an Exchange Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued but unpaid interest not yet taken into income which will be taxed as ordinary income, and the U.S. Holder’s adjusted tax basis in the Exchange Note.  A U.S. Holder’s adjusted tax basis in an Exchange Note generally will equal the purchase price of the Outstanding Note exchanged for the Exchange Note.  Any gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the Exchange Note for longer than 12 months.  Long-term capital gain, in the case of non-corporate taxpayers, is currently eligible for preferential rates of taxation.  Under current law, the deductibility of capital losses is subject to limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  A U.S. Holder’s net investment income generally will include its interest income on the Exchange Notes and its net gains from the disposition of the Exchange Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of the Exchange Notes.

Information Reporting and Backup Withholding

U.S. Holders may be subject, under certain circumstances, to information reporting and “backup withholding” with respect to cash payments in respect of principal, interest and the gross proceeds from dispositions of the Exchange Notes, unless the U.S. Holder is an exempt recipient (such as a corporation).  Backup withholding applies only if the U.S. Holder fails to furnish its social security or other taxpayer identification number to the Paying Agent and to comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding.  A U.S. Holder that does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS.  Backup withholding is not an additional tax.  Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.  Certain persons are exempt from backup withholding.  U.S. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

Stated Interest

Subject to the discussion of backup withholding below, payments of interest on the Exchange Notes to a Non-U.S. Holder generally will not be subject to U.S. withholding tax provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to us through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, and (4) either (a) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or other applicable form) and certifies, under penalties of perjury, that it is not a United States person as defined under the Code or (b) a securities clearing organization, bank or other financial institution holding the Exchange Notes on the Non-U.S. Holder’s behalf certifies, under penalties of perjury, that it has received a properly executed IRS Form W-8BEN from the Non-U.S. Holder and it provides the withholding agent with a copy.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless such Non-U.S. Holder (1) timely provides the withholding agent with a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Exchange Notes is not subject to U.S. federal withholding tax because it is effectively connected with such Non U.S. Holder’s conduct of a trade or business in the United States, or (2) otherwise properly establishes an exemption from withholding taxes.

If interest on the Exchange Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to United States persons generally (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to certain adjustments, unless such holder qualifies for a lower rate under an applicable income tax treaty).  If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. federal withholding tax so long as the relevant Non-U.S. Holder timely provides the withholding agent with the appropriate documentation.

Sale, Taxable Exchange, Redemption or Other Taxable Disposition of the Exchange Notes

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, taxable exchange, redemption or other taxable disposition of the Exchange Notes generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to the branch profits tax as described above) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder will be subject to a tax, currently at a rate of 30%, on the excess, if any, of such gain plus all other U.S source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding

A Non-U.S. Holder may be subject to annual information reporting and U.S. federal backup withholding on payments of interest and proceeds of a sale or other disposition of the Exchange Notes unless such Non-U.S. Holder provides the certification described above under “Non-U.S. Holders—Stated Interest” or otherwise establishes an exemption from backup withholding.  Backup withholding is not an additional tax and will be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided the required information is furnished to the IRS in a timely manner.  In any event, we generally will be required to file information returns with the IRS reporting our payments on the Exchange Notes.  Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE.  ACCORDINGLY, EACH HOLDER OF AN EXCHANGE NOTE SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF ACQUIRING, OWNING AND DISPOSING OF THE EXCHANGE NOTES ACQUIRED PURSUANT TO THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers.  Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes.  Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an ‘‘underwriter’’ within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an ‘‘underwriter’’ within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.  Subject to certain limitations set forth in the registration rights agreement, we have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Outstanding Notes) other than commissions or concessions of any brokers or dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes has been passed upon for us by Dewey & LeBoeuf LLP, New York, New York and Dorothy E. O’Brien, Esq., Vice President and Deputy General Counsel, Legal and Environmental Affairs, of the Company.

EXPERTS

The consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2011 including the schedule appearing therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the Company as of December 31, 2010 and 2009 and for the periods from January 1, 2010 to October 31, 2010, and November 1, 2010 to December 1, 2010, and for the year ended December 31, 2009 incorporated in this prospectus by reference to the Annual Report on Form 10-K have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LG&E AND KU ENERGY LLC

Offer to Exchange

$250,000,000 aggregate principal amount of its 4.375% Senior Notes due 2021,

which have been registered under the Securities Act of 1933, as amended,

for any and all of its outstanding

4.375% Senior Notes due 2021

PROSPECTUS

May 17, 2012